As filed with the Securities and Exchange Commission on September 8, 1999.
                                          Registration No. 333-____________



                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549
                     ______________________________
                                 FORM S-8
                      REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933
                     ______________________________

                           I-LINK INCORPORATED
         (Exact name of registrant as specified in its charter)

           Florida                                    59-2291344
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                    Identification No.)

13751 S. Wadsworth Park Drive, Suite 200, Draper, UT 84020 (801) 576-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   1997 Recruitment Stock Option Plan
                          (Full Title of Plan)
                     ______________________________



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    John W. Edwards, Chairman, President and Chief Executive Officer
                           I-Link Incorporated
13751 S. Wadsworth Park Drive, Suite 200, Draper, UT 84020, (801) 576-5000 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ______________________________
                               Copies to:
                      Ralph V. De Martino, Esquire
                  De Martino Finkelstein Rosen & Virga
                      1818 N Street, NW, Suite 400
                       Washington, DC  20036-2492
                       (202) 659-0494 (Telephone)
                       (202) 659-1290 (Facsimile)

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                      CALCULATION OF REGISTRATION FEE

                                    Proposed      Proposed
                                    Maximum       Maximum
                                    Recent        Aggregate  Amount of
Title of Securities   Amount to be  Market Price  Offering   Registration
to be Registered      Registered    Per Share(1)  Price (1)  Fee (1)
--------------------  ------------  ------------  ---------  ------------
Options (2)            4,400,000       -----        -----        -----

Common Stock,
 $.007 par value (2)   4,400,000       $3.375    $14,850,000   $4,128.30


Total                                                          $4,128.30

(1) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the common stock on September 2, 1999.
(2) Represents the maximum number of securities which may be granted pursuant to the 1997 Recruitment Stock Option Plan (the "1997 Plan"). In addition to such shares this registration statement covers, pursuant to Rule 416, such additional number of shares as may be required by reason of the operation of the antidilution provisions of the 1997 Plan and/or the option.

                                  PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     The documents containing the information specified in Part I of the registration statement will be sent or given to employees, officers, directors, and other eligible persons under the 1997 Recruitment Stock Option Plan (the "1997 Plan") as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "SEC") either as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule
424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8 taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Plan Information.

     A copy of the documents or portions of documents containing the information specified in Part I will be provided to employees, officers, directors and others eligible to participate in the 1997 Plan at such time as those persons become participants in the 1997 Plan, or as soon as practicable after the date this Form S-8 is filed with the SEC, which ever is later. Moreover, upon written or oral request, the Company shall provide to eligible persons under the 1997 Plan, any document or part thereof incorporated by reference in Item 3 of Part II of the registration statement (which are incorporated by reference in this Section 10(a) prospectus), or other documents required to be delivered to eligible persons pursuant to Rule 428(b). Such requests may be made to the attention of the following:

                             David Hardy, Esq.
                            I-Link Incorporated
                       13751 S. Wadsworth Park Drive
                                 Suite 200
                             Draper, UT 84020
                              (801) 576-5000

                                 PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.

     The following documents, including any amendments thereto, filed by the Company with the SEC are incorporated by reference in this registration statement and shall be deemed to be a part hereof from the date of filing of such documents.

     (a) The Company's latest annual report, whether or not filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act").

     (b) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covering documents referred to in paragraph (b) above.

     (d) The description of the Company's common stock contained in the Company's registration statement on Form S-2 filed pursuant to the Securities Act (File No. 333-70645) and reports filed for the purpose of updating that description.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     None.

Item 6.  Indemnification of Officers and Directors.

     Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to a proceeding by reason of the fact that he was or is an officer, director, employee or agent of the corporation against liability incurred in connection with such proceeding. Such person must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe his conduct was unlawful.
Moreover, indemnification of officers, directors, employees or agents of the Company is only appropriate when determined to be proper under the applicable standard of conduct by a majority vote of a quorum of the Company's board of directors, excluding any directors seeking indemnification.

     Indemnification is not exclusive under the Florida Business Corporation Act, however, indemnification is not permitted to be made on behalf of any person if a judgment or final adjudication establishes:
(1) a violation of the criminal law, unless such person had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful; (2) such person derived an improper personal benefit from the transaction; (3) as to any director, such proceeding arose from an unlawful distribution under Section 607.0834 of the Florida Business Corporation Act; or (4) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by the corporation or a stockholder.

     The Company's bylaws provide that the Company shall indemnify any such person to the fullest extent provided by law and empowers the Company to purchase and maintain insurance on behalf of any such person.

     The Company previously entered into indemnification agreements with certain officers and directors of the Company for indemnification against expenses (including attorneys' fees, through all proceedings, trials, and appeals), judgments, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from any actual or alleged breach of duty, neglect, effort, or other action taken or omitted, solely in the capacity as an officer and/or a director of the Company; provided that no indemnification will be made in respect of any acts or omissions: (1) involving gross negligence or willful misconduct, (2) involving libel or slander, or (3) based upon or attributable to gaining, directly or indirectly, any profit or advantage to which he or she was not legally entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith as part of this registration statement and are specifically incorporated herein by reference:

  Exhibit No.  Exhibit

       4       1997 Recruitment Stock Option Plan of Medcross, Inc. (now
               known as I-Link Incorporated)
       5       Opinion of Counsel
     23.1      Consent of PricewaterhouseCoopers LLP
     23.2      Consent of Counsel (included in Exhibit 5)
      24       Power of Attorney (included in signature page)


Item 9. Undertakings.

     The Company hereby undertakes:

     (a)     Rule 415 Offering.

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     Subsequent Exchange Act Documents Incorporated by Reference.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, Utah, on September 8, 1999.

                              I-LINK INCORPORATED

                              By:  /s/ John W. Edwards
                                   John W. Edwards, Chairman of the Board,
                                   President and Chief Executive Officer

                             POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below in so signing constitutes and appoints John W. Edwards and David E. Hardy and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signature                       Title                    Date

 /s/ John W. Edwards          Chairman of the Board,     September 8, 1999
John W. Edwards               President and Chief
                              Executive Officer

 /s/ John M. Ames             Senior Vice President,     September 8, 1999
John M. Ames                  Chief Operating Officer
                              and Acting Chief
                              Financial Officer

 /s/ David E. Hardy           Secretary                  September 8, 1999
David E. Hardy

 /s/ Henry Y.L. Toh           Director and Assistant     September 8, 1999
Henry Y.L. Toh                Secretary

 /s/ Thomas A.  Keenan        Director                   September 8, 1999
Thomas A. Keenan

 /s/ Joseph A. Cohen          Director                   September 8, 1999
Joseph A. Cohen

 /s/ David R. Bradford        Director                   September 8, 1999
David R. Bradford




































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